EXHIBIT 16

[Letterhead of PricewaterhouseCoopers LLP]

October 29, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Verity, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated October 22, 2003. We agree with the statements concerning our Firm in such Form 8-K except that, we cannot comment on the date that the Audit Committee approved the appointment of KPMG LLP.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP